As filed with the Securities and Exchange Commission on March 2, 2022

Registration No. 333-116636

Registration No. 333-128852

Registration No. 333-192570

Registration No. 333-202945

Registration No. 333-238490

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-4 Registration Statement No. 333-116636

Form S-4 Registration Statement No. 333-128852

Form S-4 Registration Statement No. 333-192570

Form S-4 Registration Statement No. 333-202945

Form S-4 Registration Statement No. 333-238490

UNDER

THE SECURITIES ACT OF 1933

R. R. Donnelley & Sons Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2750	36-1004130
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
35 West Wacker Drive Chicago, Illinois 60601 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Deborah L. Steiner

R. R. Donnelley & Sons Company

35 West Wacker Drive

Chicago, Illinois 60601

(312) 326-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

James O’Grady

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

(212) 262-6700

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-4 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by R. R. Donnelley & Sons Company, a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-116636, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 18, 2004, pertaining to the registration of an aggregate of $400,000,000 principal amount of 3.75% Notes Due 2009 and an aggregate of $600,000,000 principal amount of 4.95% Notes Due 2014;

•

Registration Statement No. 333-128852, originally filed with the SEC on October 6, 2005, pertaining to the registration of an aggregate of $500,000,000 principal amount of 4.95% Notes Due 2010 and an aggregate of $500,000,000 principal amount of 5.50% Notes Due 2015;

•

Registration Statement No. 333-192570, originally filed with the SEC on November 26, 2013, pertaining to the registration of an aggregate of 18,228,926 shares of common stock of the Registrant (the “Common Stock”);

•	Registration Statement No. 333-202945, originally filed with the SEC on March 24, 2015, pertaining to the registration of an aggregate of 8,000,000 shares of Common Stock; and

•	Registration Statement No. 333-238490, originally filed with the SEC on May 19, 2020, pertaining to the registration of an aggregate of $350,000,000 principal amount of 8.250% Senior Notes due 2027.

For ease of reference, all share numbers above are as stated in the original Registration Statements, without giving pro forma effect to any adjustments, as applicable, for subsequent events such as stock splits occurring after the original filing dates of the respective Registration Statements.

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements to deregister any unsold securities under the above-referenced Registration Statements.

On February 25, 2022, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 14, 2021 (the “Merger Agreement”), by and among the Registrant, Chatham Delta Parent, Inc., a Delaware corporation (“Parent”), and Chatham Delta Acquisition Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Acquisition Sub”), Acquisition Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct or indirect wholly owned subsidiary of Parent.

Any and all offerings of the Registrant’s securities pursuant to its existing registration statements, including the above-referenced Registration Statements, have previously been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements. In addition, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities being registered which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 2nd day of March, 2022.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Thomas J. Quinlan, III
Name:	Thomas J. Quinlan, III
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.